                                                                   EXHIBIT 10(C)




                          THE PROGRESSIVE CORPORATION
                           1995 EXECUTIVE BONUS PLAN


1. The Progressive Corporation and its subsidiaries ("Progressive") have designed an executive compensation program consisting of three components: salary, annual bonus and equity-based incentives in the form of non-qualified stock options. These components have been structured to reflect the market for executive compensation and to promote both the achievement of corporate goals and performance that is in the long-term interests of shareholders. The annual bonus component is performance-based and focuses on current results.

2. The 1995 Executive Bonus Plan (the "Plan") shall be administered by or under the direction of the Executive Compensation Committee (the "Committee") of the Board of Directors. Executive officers of Progressive may be selected by the Committee to participate in the Plan for one or more Plan years. Plan years shall coincide with Progressive's fiscal years.

3. The following executive officers have initially been selected for participation in the Plan: Charles B. Chokel, Peter B. Lewis, Bruce W. Marlow, Michael C. Murr, David M. Schneider and Tiona M. Thompson (the "participants").

4. Subject to the following sentence, the amount of the annual bonus earned by any participant under the Plan ("Annual Bonus") will be determined by application of the following formula:

    Annual Bonus = Paid Salary x Target Percentage x Performance Factor

    The Annual Bonus payable to any participant with respect to any Plan year may not exceed $2,000,000.00.

5. The salary rate of each Plan participant for any Plan year shall be as established by the Committee no later than ninety (90) days after commencement of such Plan year. For purposes of the Plan, "salary" and "Paid Salary" shall include regular, vacation, sick, holiday and funeral pay received by the participant for work or services performed by the participant as an officer or employee of Progressive and the earnings replacement component of any worker's compensation award, but shall not include any (a) short-term or long-term disability payments, (b) lump sum merit adjustments or (c) discretionary bonus payments made to the participant.
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6.  The Target Percentages for the participants in the Plan are as follows:

         Participant                    Position                                Target Percentage
         -----------                    --------                                -----------------
         Charles B. Chokel        Chief Financial Officer                             80%
         Peter B. Lewis           Chief Executive Officer                            100%
         Bruce W. Marlow          Chief Operating Officer                            100%
         Michael C. Murr          Chief Investment Officer                           167%
         David M. Schneider       Chief Legal Officer                                 60%
         Tiona M. Thompson        Chief Human Resources Officer                       60%

         Target Percentages may be changed from year to year by the Committee.

7.       The Performance Factor
         ---------------------

         A.      General
                 -------

                 The Performance Factor shall be determined by the performance results achieved with respect to one or more of the following components: Core Business Gainsharing, Return on Average Equity ("ROE") and Investment Performance, as described below (the "Bonus Components"). An appropriate combination of Bonus Components will be designated for each participant, and the designated Bonus Components will be weighted, based on such participant's assigned responsibilities.

                 The combination of Bonus Components designated for each of the participants, and the relative weighting of those Components, are as follows:

                       Core Business        ROE               Investment
Participant            Gainsharing          Component         Performance
                       Component                              Component
--------------------------------------------------------------------------
Chokel                 70%                  30%               0%
--------------------------------------------------------------------------
Lewis                  50%                  30%               20%
--------------------------------------------------------------------------
Marlow                 80%                  20%               0%
--------------------------------------------------------------------------
Murr                   0%                   50%               50%
--------------------------------------------------------------------------
Schneider              70%                  30%               0%
--------------------------------------------------------------------------
Thompson               80%                  20%               0%
--------------------------------------------------------------------------


        The relative weighting of the Bonus Components may vary among Plan participants and may be changed from year to year by the Committee.

        Actual performance results achieved for any Plan year, as used to calculate the performance score achieved for each of the applicable Bonus Components, shall be as certified by the Committee prior to payment of the Annual Bonus.

        For purposes of computing the amount of the Annual Bonus, the performance score achieved for each of the designated Bonus Components will be multiplied by the applicable weighting factor to produce a Weighted Component Score. The sum of the Weighted Component Scores equals the Performance Factor. The Performance Factor can vary from 0 to 2.0, based on actual performance versus the pre-established objectives.

B.      Core Business Gainsharing Component
        -----------------------------------

        The Core Business Gainsharing Component consists of the following factors:

        (i)      Profitability and Growth Factor
                 -------------------------------

                 The Profitability and Growth Factor measures overall operating performance of Progressive's core personal and commercial automobile insurance business ("Core Business") for the Plan year in respect of which an Annual Bonus is to be paid. For purposes of computing a score for this Factor, results will be measured by the Gainsharing Matrix, as established by the Committee for the Plan year, which assigns a performance score to various combinations of profitability and growth outcomes. For this Factor, profitability is measured by the GAAP combined ratio and growth is measured by year-to-year change in market share. Change in market share is measured in terms of net written premium, based on industry data (which may be estimated), as reported by A.M. Best Company, Inc. in BEST WEEK, or any successor publication, upon conclusion of the Plan year for which the Annual Bonus is to be paid. The Profitability and Growth Factor is weighted 70% in computing the Core Business Gainsharing Score.




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
        (ii)   Cost Structure Improvement Factor
               ---------------------------------

               The Cost Structure Improvement Factor measures success in achieving cost structure improvement for the Core Business. Results are reflected in a Cost Structure Improvement Score. For purposes of computing the Cost Structure Improvement Score, cost structure improvement is measured by comparing the sum of the GAAP Underwriting Expense Ratio ("Underwriting Expense Ratio") and Loss Adjustment Expense Ratio ("LAE Ratio") achieved in the Core Business for the Plan year (collectively, "Actual Expense Ratio") against the defined expense objectives for that year, as established by the Committee ("Target Expense Ratio"). For 1995 and thereafter unless and until otherwise directed by the Committee, the Target Expense Ratio shall be 33, based on a target LAE Ratio of 10 and a target Underwriting Expense Ratio of 23. The Cost Structure Improvement Factor is weighted 30% in computing the Core Business Gainsharing Score.

               The Cost Structure Improvement Score will be computed in accordance with the following formula:

               Cost Structure
               Improvement=1+[Target Expense Ratio-Actual Expense Ratio]
               Score         -------------------------------------------
                                                 4

               Expense targets and the relative weighting of the above Factors may be changed from year to year by the Committee.

       C.      Return on Average Equity Component
               ----------------------------------

               This Component is based on Progressive's Return on Average Equity ("ROE") for the Plan year. The ROE will be calculated for each month of the Plan year and such monthly results will be averaged to determine the ROE for the Plan year. For purposes of this Plan, ROE shall be calculated as follows:

               ROE =  net income - Preferred Share dividends
                    -------------------------------------------
                       average common shareholders' equity




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
In determining the ROE Performance Score, actual performance will be compared to a scale which excludes the effect of inflation, in accordance with the following scoring table:


             ROE (excluding effect of      ROE Performance
             inflation, as reflected in    Score
             the CPI)
             11% or lower                  0.0
             12%                           0.3
             13%                           0.5
             14%                           0.7
             15%                           1.0
             16%                           1.1
             17%                           1.2
             18%                           1.3
             19%                           1.4
             20%                           1.5
             21%                           1.6
             22%                           1.7
             23%                           1.8
             24%                           1.9
             25% or higher                 2.0

To achieve a given ROE Performance Score for any Plan year, Progressive's ROE for that year must equal or exceed the required ROE level set forth in the above scoring table, without rounding, and ROE Performance Scores will not be derived from or subject to an interpolative or similar process.

For purposes of this Plan, CPI shall mean the Consumer Price Index for all Urban Consumers (CPI-U) for the U.S. City Average for All Items (1982-1984 equals 100) or such other index as the Committee shall designate prior to the applicable Plan year.




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
D.       Investment Performance Component
         --------------------------------

         The Investment Performance Component compares investment performance against targets ("Benchmarks") established for the individual segments of Progressive's investment portfolio. Investments are marked to market in order to calculate total return, which is then compared against the designated Benchmarks to produce a Performance Score for each segment of the portfolio. The Performance Scores for the several segments are weighted, based on the actual amounts invested in each segment (valued monthly), and the weighted Performance Scores for the several segments are then combined to produce the Investment Performance Score. Investment expense is not included in determining investment performance vs. benchmark.

         The Portfolio Segments and Benchmark measures are as follows:

         Portfolio Segment                       Investment Benchmark

         Equities                                S&P 500 including dividends

         High Yield Investments                  70% of the average of Merrill Lynch High Yield
                                                 Index and Merrill Lynch Bankruptcy Index
         Short Term Fixed Income                 3 Year Treasury Securities + 75 basis points,
                                                 tax equivalent basis

         The scoring table for comparing Investment Performance against the designated Benchmarks is as follows:


         Investment Performance    Investment Performance
         Versus Benchmark          Score
         (weighted)
         below 90%                 0.00
         90 - 94.99%               0.75
         95 - 99.99%               0.90
         100% and above            1.00




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
         To achieve a given Investment Performance Score for any Plan year, Investment Performance results must equal or exceed the required performance level indicated in the above scoring table, without rounding, and Investment Performance Scores will not be derived from or subject to an interpolative or similar process.

8. The Annual Bonus for any Plan year shall be paid to participants in two installments. The first installment, in an amount equal to 90% of the Annual Bonus, determined in accordance with the formula set forth in Paragraph 4 above, will be paid as soon as practicable after the Committee has certified performance results for the Plan year, but no later than March 31 of the immediately following year. The second installment, in an amount equal to 10% of the Annual Bonus, will be paid to participants on the September 30 immediately following the end of the Plan year for which such Annual Bonus is to be paid. The provisions of this Paragraph shall be subject to Paragraph 9 hereof.

         Any Plan participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan ("Deferral Plan") may elect to defer all or a portion of the Annual Bonus otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan.

9. Unless otherwise determined by the Committee, in order to be entitled to receive any installment of the Annual Bonus for any Plan year, the participant must be employed by Progressive on the date designated for payment thereof. Annual Bonus payments made to participants will be net of any legally required deductions for federal, state and local taxes and other items.

10. The right to any of the Annual Bonuses hereunder shall not be transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant's interest hereunder from being subject to involuntary attachment, levy or other legal process.

11. The Plan shall be administered by or under the direction of the Committee. The Committee shall have the authority to adopt, alter and repeal such rules, guidelines, procedures and practices governing the Plan as it shall, from time to time, in its sole discretion deem advisable.

         The Committee shall have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations thereunder. All such interpretations and determinations shall be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination shall be relied on as a precedent for any similar action or decision.




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
         The Plan shall be administered by the Committee in accordance with the requirements of Section 162(m) of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (the "Code").

12. The Plan shall be subject to approval by the holders of Progressive's Common Shares, $1.00 par value ("shareholders") in accordance with the requirements of Section 162(m) of the Code.

13. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion; provided that the Committee may not increase the amount of compensation payable hereunder to any participant above the amount that would otherwise be payable upon attainment of the applicable performance goals, or accelerate the payment of any portion of the Annual Bonus due to any participant under the Plan without discounting the amount of such payment in accordance with Section 162(m) of the Code, and further provided that any amendment or revision of the Plan required to be approved by shareholders pursuant to Section 162(m) of the Code shall not be effective until approved by Progressive's shareholders in accordance with the requirements of Section 162(m).

14. The Plan will be unfunded and all payments due under the Plan shall be made from Progressive's general assets.

15. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive's right to discipline or discharge any of its officers or employees or change their job duties or compensation.

16. Progressive shall have the unrestricted right to set off against or recover out of any bonuses or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive.

17. This Plan supersedes all prior plans, agreements, understandings and arrangements regarding bonuses or other cash incentive compensation payable or due to any participant from Progressive. Without limiting the generality of the foregoing, this Plan supersedes and replaces The Progressive Corporation 1994 Executive Bonus Plan, as heretofore in effect (the "Prior Plan"), which is and shall be deemed to be terminated as of December 31, 1994 (the "Termination Date"); provided, that any bonuses or other sums earned under the Prior Plan prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.




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
18. This Plan is adopted and, subject to the provisions of Paragraph 12 hereof, is to be effective, as of January 1, 1995. Subject to the provisions of Paragraph 12, this Plan shall be effective for 1995 and for each year thereafter unless and until terminated by the Committee.

19. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.




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
                 FIRST AMENDMENT TO THE PROGRESSIVE CORPORATION
                           1995 EXECUTIVE BONUS PLAN



WHEREAS, The Progressive Corporation 1995 Executive Bonus Plan is maintained pursuant to a plan document that became effective January 1, 1995 ("Plan"); and



WHEREAS, it is deemed desirable to amend the Plan to conform to existing practice;



NOW, THEREFORE, the Plan is hereby amended as follows:

        1. Section 5 of the Plan is hereby amended and restated in its entirety to provide as follows:

              "The salary rate of each Plan participant for any Plan year shall be as established by the Committee no later than ninety (90) days after commencement of such Plan year. For purposes of the Plan, "salary" and "Paid Salary" shall include regular, vacation, sick, holiday and funeral pay received by the participant during the Plan year for work or services performed by the participant as an officer or employee of Progressive, but shall not include
              (a) short-term or long-term disability payments, (b) lump sum merit adjustments, (c) discretionary bonus payments or (d) the earnings replacement component of any worker's compensation award."



        2. Except as expressly set forth in this Amendment, the Plan, as heretofore in effect, shall remain unchanged and continue in full force and effect.


IN WITNESS WHEREOF, The Progressive Corporation has hereunto caused this Amendment to be executed by its duly authorized representative on this 8th day of December, 1995.



                                        THE PROGRESSIVE CORPORATION

                                        By: /s/ David M. Schneider
                                           ----------------------------
                                           David M. Schneider, Secretary

                SECOND AMENDMENT TO THE PROGRESSIVE CORPORATION
                           1995 EXECUTIVE BONUS PLAN



        WHEREAS, The Progressive Corporation 1995 Executive Bonus Plan is maintained pursuant to a plan document that became effective January 1, 1995 (which, as heretofore amended, is referred to herein as the "Plan"); and



        WHEREAS, the Executive Compensation Committee ("Committee") of the Board of Directors deems it advisable to further amend the Plan;

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1. The second last paragraph of Section 7C is hereby amended to read as follows:

                   To achieve a given ROE Performance Score for any Plan year, Progressive's ROE for that year (rounded to the nearest whole number, with .5 or above rounded upward) must equal the required ROE level set forth in the above scoring table.

        2. The second paragraph of Section 7D is hereby amended to read as follows:

              The Portfolio Segments and Benchmark measures are as follows:



---------------------------------------------------------------------------
Portfolio Segment                              Investment Benchmark
---------------------------------------------------------------------------
Equities (internally managed)                  S&P 500 including dividends
---------------------------------------------------------------------------
Equities (externally managed)                  S&P 500 including dividends
---------------------------------------------------------------------------
Short Term Fixed Income                        70% of Lehman Brothers
                                               Intermediate Govt/Corp Index

                                               30% of Merrill Lynch 1-3 yr.
                                               Treasury Index
---------------------------------------------------------------------------


        3. This Second Amendment shall be effective as of January 1, 1996 and shall apply to the 1996 Plan year and each Plan year thereafter until otherwise determined by the Committee.

        IN WITNESS WHEREOF, The Progressive Corporation has hereunto caused this Amendment to be executed by its duly authorized officer on this 21st day of February, 1996.



                                        THE PROGRESSIVE CORPORATION

                                        By: /s/ David M. Schneider
                                           --------------------------------
                                           David M. Schneider, Secretary